Exhibit 21

SUBSIDIARIES

TMK Holdings, Inc, a Florida corporation

Consumer Dynamix Corp, a Florida corporation

ProCede Corp, a Florida corporation

TV Short Force, Inc., a Florida corporation

Medico Express, Inc. (f/k/a USA 24/7, Inc.), a Florida corporation